Exhibit 99.1

Statement by Dolby Laboratories, Inc.’s Board of Directors

Regarding the Passing of Nicholas Donatiello, Jr.

SAN FRANCISCO, June 29, 2018 – (NYSE: DLB) – It is with deep sadness that we announce the passing of Nicholas Donatiello, Jr., our fellow Board member at Dolby Laboratories, Inc. Nick was an industry leader and close friend who will be greatly missed by his colleagues at Dolby, its stockholders and business partners. Our thoughts and prayers are with his family during this difficult time.

“Nick was a dear friend, a valued member of Dolby’s board, and a distinguished voice in the field of corporate governance,” said Peter Gotcher, Chairman of Board of Directors of Dolby Laboratories. “We are deeply grateful for his many years of service, advice, and contributions to the company and its stockholders.”

Mr. Donatiello was a member of the Board of Directors since 2009 and served as the Chairman of the Compensation Committee and a member of the Nominating and Governance Committee and the Technology Strategy Committee.

About Dolby Laboratories

Dolby Laboratories (NYSE: DLB) is based in San Francisco with offices in over 20 countries around the globe. Dolby transforms the science of sight and sound into spectacular experiences. Through innovative research and engineering, we create breakthrough experiences for billions of people worldwide through a collaborative ecosystem spanning artists, businesses, and consumers. The experiences people have - in Dolby Vision, Dolby Atmos, Dolby Cinema, Dolby Voice, and Dolby Audio - revolutionize entertainment and communications at the cinema, on the go, in the home, and at work.

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Dolby Laboratories

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Dolby Laboratories

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